EXHIBIT 99.1
NEWS
FOR IMMEDIATE RELEASE

Contact	Paul Caminiti/Carrie Bloom
Citigate Sard Verbinnen
212/687-8080
LADENBURG THALMANN SHAREHOLDERS APPROVE COMPLETION OF
$10 MILLION PRIVATE EQUITY OFFERING
     NEW YORK, NY, April 4, 2006 — Ladenburg Thalmann Financial Services Inc. (AMEX:LTS), a provider of retail and institutional securities brokerage, investment banking and asset management services, announced today that its shareholders approved the previously announced sale of 8,397,891 shares of common stock at $0.45 per share to certain affiliates of the Company and persons with direct or indirect relationships to the Company, for total gross proceeds of $3,779,050. The sale, which will complete the Company’s $10 million private equity offering previously announced on November 30, 2005, is subject to AMEX approval and is expected to be completed during the second quarter of 2006.
     The Company also announced that effective April 3, 2006, Vincent A. Mangone resigned from the Company’s board of directors. Mr. Mangone will remain a registered representative of Ladenburg Thalmann & Co. Inc., the Company’s principal operating subsidiary.
About Ladenburg Thalmann
     Ladenburg Thalmann Financial Services is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Boca Raton, Florida; Los Angeles, California; Palo Alto, California; Lincolnshire, Illinois; and Melville, New York. Ladenburg provides various services including corporate finance, asset management, brokerage, trading and research, principally for middle market and emerging growth companies and high net worth individuals.
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     This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of the Company. These risks, uncertainties and contingencies include those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.